To:	All Media
Date:	October 14, 2008

Arrow Financial Corporation to Acquire Upstate Agency

                Arrow Financial Corporation (NasdaqGS® - AROW):  Thomas L. Hoy, Chairman, President and C.E.O. of Arrow Financial Corporation announced today that Arrow’s lead subsidiary, Glens Falls National Bank and Trust Company, has executed a letter of intent to acquire Upstate Agency, Inc., an independent property and casualty insurance agency headquartered in Chestertown, New York with five offices located in Northern New York.

Mark Carpenter, President of Upstate Agency, will continue managing the agency which offers commercial and personal lines of property and casualty insurance. The acquisition is subject to the parties entering into a definitive purchase agreement, obtaining all required regulatory approvals and other terms and conditions.   Arrow anticipates that it will complete the transaction in the fourth quarter of 2008.

“We are very pleased to have Mr. Carpenter and the professionals of Upstate Agency join Arrow and the Glens Falls National team,” stated Mr. Hoy. “We are confident the acquisition will be beneficial to our customers and our Company.”

Mr. Carpenter stated, “We are extremely pleased to have the opportunity to join forces with Glens Falls National and Arrow. This affiliation will allow us to add to the services we provide.”

                Glens Falls National currently owns another insurance agency, Capital Financial Group, Inc., which sells and services group health and life insurance and will continue to operate as a separate agency after the proposed acquisition of Upstate.

                Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York with 33 banking locations in northeastern New York. Arrow Financial Corporation is the parent company of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisors, Inc. and Capital Financial Group, Inc.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2007.